EXHIBIT 99.1

Camco Financial Announces First Quarter 2011 Earnings

CAMBRIDGE, Ohio, May 4, 2011 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced first quarter financial results for 2011, reporting net earnings of $652,000 or $0.09 per share for the quarter ended March 31, 2011. These results represent an increase of $523,000, or $0.07 per share over results from the comparable quarter a year ago.

"At the end of 2010, we talked about how we were building momentum to take us into 2011, and as our shareholders can plainly see, we have delivered on that promise during the first quarter of the year," said James E. Huston, President and CEO. "We are focused on profitable operations and have continued to decrease our non-performing loans by more than $9.8 million since March of 2010 through a concentrated effort, but we also restructured our balance sheet by making calculated sales of investments and paying off and pre-paying advances, leading to an overall increase in our Tier 1 capital."

The Company's non-performing loans have decreased by $1.5 million since year-end 2010 and $9.8 million since first quarter 2010. Additionally, the Company's net interest margin remains steady at 3.63% – decreasing 12 basis points from the linked quarter December 2010 and increasing 38 basis points over the previous year first quarter 2010.

"We take our responsibility to our shareholders and customers seriously, and have been fortunate that they understand that recovering from the economic crisis we all faced continues to be a long, difficult journey. We have taken important steps to move Camco Financial Corporation forward through thoughtful and sometimes trying efforts. It hasn't been an easy process, but we're getting there, and the financial results of the first quarter demonstrate that our hard work is paying off." Huston said.

Review of Financial Performance

Overview:

The following items summarize key activities of the Company during the quarter ended March 31, 2011:

  Total assets decreased $23.4 million during the quarter as sale of investments were used to prepay FHLB borrowings.
  Core deposits (defined as checking, savings and money market deposits) increased $13.5 million, or 5.5%, when compared to December 31, 2010.
  Noninterest income increased $1.3 million due to gain on sale of investments when compared to the same quarter in 2010.
  Noninterest expense increased $485,000, related to REO and other loan expenses when compared to the same quarter in 2010.

Net Interest Margin:

Net interest margin decreased to 3.63% in the current quarter from 3.75% at December 31, 2010. This decrease was primarily due to a decrease in yield on loans receivable coupled with decreased loan balances. This decrease was partially offset by a 7 basis point decrease in the cost of funds. Management expects the Company's net interest margin to remain stable or decrease slightly as we continue to be in an environment of low interest rates and slow economic growth. While the margin did decrease quarter to quarter the stability of our net interest margin for the quarter is notable, especially in this extended low rate environment. We will continue to look for pricing opportunities, further improvement in credit quality, and other ways to maintain our margin going forward.

Net Interest Income:

Net interest income before the provision for loan losses increased $354,000, or 5.7%, to $6.6 million for the quarter ended March 31, 2011, compared to $6.3 million for the same quarter of the prior year. The increase was attributable to an increase in yield on interest earning assets combined with reductions in certificates of deposits, borrowings and the cost of funds.

The Company's yield on earning assets decreased to 5.27% in the current quarter from 5.47% in the linked quarter. Decreased yield resulted from declining loan portfolio, securities and FHLB stock balances. Planned continued runoff in certificates of deposits and the prepayment of borrowings combined with growth in core deposits resulted in a slightly reduced cost of funds. The cost of funds for the quarter ended March 31, 2011 was 1.71% compared to 1.78% for the quarter ended December 31, 2010. The Company anticipates continued declines in certificates of deposit balances over the next few quarters as maturities of single relationship accounts are not renewed.

Provision for Loan Losses:

A provision for loan losses of $1.0 million was recorded for the quarter ended March 31, 2011, compared to $905,000 for the same period of the prior year and $936,000 for the linked quarter. The allowance for loan and lease loss was strengthened even further in the current quarter, as net charge offs were less than $475,000.  Non- performing assets decreased $1.2 million since December 31, 2010 to $43.0 million at March 31, 2011. The allowance for loan and lease losses to non-performing loans increased to 53.8% at March 31, 2011 from 49.9% at December 31, 2010 and 37.6% at March 31, 2010.

Noninterest Income:

Noninterest income was $3.0 million for the first quarter of 2011, an increase of $1.3 million when compared to the quarter ended March 31, 2010 and an increase of $428,000 when compared to the linked quarter. In the quarter ended March 31, 2011 there was a gain on sale of investments of $1.3 million.

Noninterest Expense:

Noninterest expense for the quarter ended March 31, 2011, increased $485,000, or 7.0% , to $7.4 million from the comparable period a year earlier but decreased by $177,000 when compared to the linked quarter. Noninterest expense was higher during the current quarter 2011 compared to the previous 2010 quarter  primarily as a result of expenses related to classified assets and real estate owned.

Balance Sheet:

Total assets were $791.6 million which is a decrease of $59.9 million, or 7.0% compared to $851.5 million a year earlier, and $23.4 million or 2.9% from the linked quarter.

Cash and cash equivalents increased $32.7 million from the previous quarter. The increase was primarily attributable to the sale of investments and the prepayment of advances as we begin to restructure our balance sheet to rely less on non core funding. Excess cash will be invested in securities which will continue to protect our liquidity position. We will also continue to focus on profitable lending opportunities.

Asset Quality:

The allowance for loan and lease losses was $17.4 million at March 31, 2011, compared to $16.9 million at December 31, 2010. Loan quality has improved but the economic recovery within our market areas continues to be slow and has caused declines in the underlying value of collateral both in commercial and residential real estate and deterioration in the financial condition of some of our borrowers. These factors have made it difficult to sustain a steady reduction in classified assets and non-performing loans.

A summary of certain key factors follows:

(in thousands)	3/31/2011	12/31/2010	3/31/2010
Criticized Loans*	60,634	65,841	78,607
Non-Performing Loans	32,298	33,779	42,117
Loan Loss Reserve	17,410	16,870	15,821
Loan Loss Reserve / Total Loans	2.61%	2.46%	2.26%
*Includes special mention, substandard, doubtful and loss.

Deposits and Borrowings:

Deposits increased $3.8 million, or .6% compared to December 31, 2010. The increase was due to increases of $13.5 million in "core deposits" (defined as checking, savings and money market deposits) partially offset by decreases in certificates of deposit of $9.8 million. Contraction in these balances was planned as the Company works to reduce the level of non core deposits, particularly higher single product certificates of deposits relating to rate sensitive shoppers.

FHLB advances and other borrowings decreased $24.8 million, or 23.7%, to $79.7 million at March 31, 2011, compared to $104.5 million at December 31, 2010, and have decreased by $50.6 million, or 38.8% from March 31, 2010. The planned decrease resulted from maturing and prepayment of FHLB advances being repaid with excess liquidity.

Equity:

Stockholders' equity decreased $214,000, or .5%, to $45.9 million at March 31, 2011, compared to $46.1 million at December 31, 2010. The decrease during the quarter was due primarily to the $1.1 million decrease of accumulated other comprehensive income net of related taxes related to the sale of investments during the first quarter of 2011. This was partially offset by the net earnings of $652,000 for the quarter. Camco's Tier 1 leverage capital ratio increased to 6.18% at March 31, 2011 compared to 5.98% at December 31, 2010.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Assets
Cash and Cash Equivalents	61,777	29,114	35,328	33,567	28,294
Investments	17,206	34,716	39,074	41,138	49,935

Loans Held for Sale	1,249	2,208	12,143	1,669	1,600

Loans Receivable	665,500	684,710	693,387	691,596	699,766
Allowance for Loan Loss	(17,410)	(16,870)	(16,854)	(15,676)	(15,821)
Loans Receivable, Net	648,090	667,840	676,533	675,920	683,945

Other Assets	63,245	81,088	86,172	87,768	87,705

Total Assets	$ 791,567	$ 814,966	$ 849,250	$ 840,062	$ 851,479

Liabilities
Deposits	655,597	651,816	647,937	652,872	649,354
Borrowed Funds	79,675	104,464	143,665	119,990	130,243
Other Liabilities	10,406	12,583	12,436	10,294	11,002

Total Liabilities	745,678	768,863	804,038	783,156	790,599

Stockholders' Equity	45,889	46,103	45,212	56,906	60,880

Total Liabilities and Stockholders' Equity	$ 791,567	$ 814,966	$ 849,250	$ 840,062	$ 851,479

Stockholders' Equity to Total Assets	5.80%	5.66%	5.32%	6.77%	7.15%

Total Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595

Book Value Per Share	$6.37	$6.40	$6.27	$7.90	$8.45

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	8,901	9,528	9,513	9,281	9,280
Mortgage-backed securities	316	354	388	428	475
Investment securities	39	37	54	67	103
Interest-bearing deposits and other	346	303	337	333	340
Total Interest Income	9,602	10,222	10,292	10,109	10,198

Interest Expense:
Deposits	2,189	2,316	2,570	2,744	2,945
Borrowings	803	898	972	992	997
Total Interest Expense	2,992	3,214	3,542	3,736	3,942
Net Interest Income	6,610	7,008	6,750	6,373	6,256

Provision for Losses on Loans	1,013	936	11,407	5,212	905
Net Interest Income After Provision for Loan Losses	5,597	6,072	(4,657)	1,161	5,351

Noninterest Income:
Rent and other	362	418	497	328	409
Loan servicing fees	307	317	315	320	317
Service charges and other fees on deposits	503	557	603	598	518
Gain on sale of loans	92	1,060	332	261	229
Mortgage servicing rights	271	29	(528)	(124)	30
Gain (loss) on sale of investment, mbs & fixed assets	1,278	--	2	(1)	--
Income on CSVL (BOLI)	217	221	221	220	215
Total noninterest income	3,030	2,602	1,442	1,602	1,718

Noninterest expense:
Employee compensation and benefits	3,378	2,814	3,467	3,269	3,385
Occupancy and equipment	761	784	734	743	742
Data processing	284	285	276	286	280
Advertising	86	83	105	89	81
Franchise taxes	170	114	280	269	265
Other operating	2,748	3,524	2,949	2,319	2,189
Total noninterest expense	7,427	7,604	7,811	6,975	6,942

Earnings (loss) before provision for income taxes	1,200	1,070	(11,026)	(4,212)	127

Provision for income taxes	548	61	572	(113)	(2)
Net Earnings (loss)	652	1,009	(11,598)	(4,099)	129

Earnings (Loss) Per Share:
Basic	$0.09	$0.14	($1.61)	($0.57)	$0.02
Diluted	$0.09	$0.14	($1.61)	($0.56)	$0.02

Basic Weighted Number of
Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595
Diluted Weighted Number of
Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,239,067

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months
	Ended	Ended
	3/31/11	3/31/10
	(Unaudited)	(Unaudited)

Return on average equity	5.65%	0.85%

Return on average assets	0.32%	0.06%

Interest rate spread	3.56%	3.16%

Net interest margin	3.63%	3.25%

Yield on earning assets	5.27%	5.30%

Cost of deposits	1.45%	1.92%

Cost of borrowings	3.30%	3.20%

Total cost of interest bearing liabilities	1.71%	2.14%

Noninterest expense to average assets	3.67%	3.26%

Efficiency ratio	77.04%	87.06%

Nonperforming assets to total assets	5.39%	6.16%

Non performing loans to total net loans including
loans held for sale	4.85%	6.18%

Allowance for loan losses to total loans	2.61%	2.26%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

	March 31, 2011			March 31, 2010
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest - Earning Assets:
Loans receivable - net (1)	640,908	8,901	5.56%	657,081	9,280	5.65%
Securities (2)	29,613	355	4.80%	55,294	578	4.18%
FHLB Stock	14,888	339	9.11%	29,888	339	4.54%
Other interest bearing accounts	43,783	7	0.06%	26,726	1	0.01%
Total interest earning assets	729,192	9,602	5.27%	768,989	10,198	5.30%

Noninterest-earning assets	80,613			84,035
Total Average Assets	809,805			853,024

Interest-Bearing Liabilities:
Deposits	604,208	2,189	1.45%	612,881	2,945	1.92%
Advances & Borrowings	97,342	803	3.30%	124,617	997	3.20%
Total interest-bearing liabilities	701,550	2,992	1.71%	737,498	3,942	2.14%

Noninterest-bearing sources:
Noninterest-bearing liabilities	62,115			54,862
Shareholders' equity	46,140			60,664
Total Liabilities and Shareholders' Equity	809,805			853,024

Net Interest margin			3.63%			3.25%

Net Interest Income & Spread		6,610	3.56%		6,256	3.16%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone:  740-435-2020